UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2021

Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	TRMK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events

On June 30, 2021, Trustmark Corporation (“Trustmark”) announced the sale of substantially all Paycheck Protection Program (“PPP”) loans originated in 2021 by its wholly owned subsidiary, Trustmark National Bank (“TNB”), to The Loan Source, Inc. (“Loan Source”), a firm with significant expertise in PPP loans.  Trustmark associates worked tirelessly to secure funding for businesses during the COVID-19 pandemic to keep their staffs employed and support local economies by actively participating in the Small Business Administration’s PPP.  As a result of this transaction, Loan Source will assume responsibility for the servicing and forgiveness process for the loans it has acquired from Trustmark.  Trustmark understands that Loan Source has made significant investments in technology and personnel to aid PPP borrowers through the forgiveness process via an online portal.  This transaction will allow Trustmark to focus on more traditional lending efforts and increase its ability to provide customers with financial services in an improving economic environment.

On a pre-tax basis, Trustmark expects to accelerate the recognition of unamortized PPP loan origination fees, net of cost, of approximately $18.6 million, in the second quarter of 2021 due to the sale of approximately $354.2 million in PPP loans. This revenue is substantially the same as Trustmark would expect to recognize upon the maturity or forgiveness of the PPP loans being sold in this transaction, and thus this transaction serves to accelerate revenue anticipated in future periods into the second quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Thomas C. Owens
Thomas C. Owens
Treasurer and Principal Financial Officer

DATE:	June 30, 2021